Exhibit 5.3

March 27, 2013

Summit Materials, LLC

Summit Materials Finance Corp.

2900 K Street NW, Suite 100

Harbourside North Tower Building

Washington, D.C. 20007

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Missouri counsel to Con-Agg of MO, L.L.C., a Missouri limited liability company, Fischer Quarries, L.L.C., a Missouri limited liability company, and Quarry Properties, L.L.C., a Missouri limited liability company (each individually, a “Missouri Guarantor” and collectively, the “Missouri Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Summit Materials, LLC, a Delaware limited liability company (the “Issuer”), Summit Materials Finance Corp., a Delaware corporation (together with the Issuer, the “Issuers”), the Missouri Guarantors and certain other guarantors named therein (collectively with the Missouri Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act. The Registration Statement relates to the registration under the Act of up to $250,000,000 aggregate principal amount of the Issuers’ 10.5% Senior Notes due 2020 to be issued in connection with the pending transaction (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.

The Exchange Notes and the Exchange Guarantees are to be offered in exchange for the Issuers’ outstanding $250,000,000 aggregate principal amount of 10.5% Senior Notes due 2020 issued on or about January 30, 2012 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Exchange Guarantees will be issued by the Issuers and the Guarantors in accordance with the terms of the Indenture dated as of January 30, 2012 (as amended by the First Supplemental Indenture dated as of March 13, 2012, the “Indenture”), by and among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee.

In connection with this opinion, we have examined the originals or copies, certified to our satisfaction, of the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement (collectively, the “Documents”), and of the Missouri Guarantors’ enabling resolutions, each dated January 17, 2012 (the “Enabling Resolutions”). We also have examined such other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Missouri Guarantors.

March 27, 2013

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Documents or otherwise.

In rendering this opinion, we have assumed, without investigation, verification or inquiry, (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to us as originals, (c) the legal capacity of natural persons executing such documents, (d) the authenticity and conformity to original documents of documents submitted to us as certified photostatic, facsimile or electronically transmitted copies, (e) the completeness and accuracy of all corporate records provided to us, and (f) that the Enabling Resolutions of each of the Missouri Guarantors are in full force and effect and have not been amended, rescinded or superseded.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the following opinion:

1.	The Indenture has been duly authorized, executed and delivered by each of the Missouri Guarantors.

2.	Each of the Missouri Guarantors has duly authorized its Exchange Guarantee.

3.	The execution and delivery of the Indenture, including the Exchange Guarantees, by the Missouri Guarantors and the performance by the Missouri Guarantors of their respective obligations thereunder do not violate any Missouri law, rule or regulation or administrative or court decree applicable to such Missouri Guarantor.

The opinions set forth herein are limited to matters governed by the laws of the State of Missouri, and we express no opinion with regard to any matter which may be governed by the law of any other jurisdiction, including the laws of the United States. Our opinions herein contained are subject to the following qualifications and limitations:

A.	We express no opinion as to the validity or enforceability of any provision in the Documents. We express no opinion as to any choice of law or choice of judicial forum provisions contained in any of the Documents.

B.	We express no opinion with respect to any state or federal securities laws, rules or regulations or any “blue sky” laws, rules or regulations, including, without limitation, the Act, the Securities Act of 1934, as amended, and the Investment Company Act of 1940, as amended, in connection with any Document or the offering, sale or issuance of the Exchange Notes. We express no opinion with regard to the tax effect or tax implication of any provision of the Documents or the interest on the Exchange Notes.

C.

We have assumed, with your permission, that there has been no (i) resolution, consent, approval, or other action taken by any Missouri Guarantor that would expressly or by implication repeal, amend, modify, rescind or terminate such entities’ prior agreement to be bound by all terms and conditions of the terms of the Indenture originally in effect as of

March 27, 2013

January 30, 2012; and (ii) rule, regulation or administrative or court decree entered or imposed against any Missouri Guarantor subsequent to January 30, 2012, that would be violated by the execution and delivery of the Indenture by any Missouri Guarantor or by any of the performance of any of their respective obligations thereunder.

This opinion covers only the specific issues regarding the transaction that are expressly described in this letter and no additional opinions should be implied or inferred with respect to any other aspects of the transaction. This opinion letter is provided as a legal opinion only and not as a guarantee or warranty of the matters discussed herein.

Our opinions are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention, any changes in laws that may hereafter occur, or to inform the addressee or any other party of any change in circumstances occurring after the date of this opinion that would alter the opinions rendered herein.

This opinion shall not be construed as or deemed to be a guaranty or insuring agreement that a court considering such matters would not rule in a manner contrary to the opinions set forth herein.

We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons who are considered “experts” within the meaning of Section 11 of the Act or whose consent is required by the Act or by the rules and regulations under the Act. We consent to the reliance on this opinion by Simpson Thacher & Bartlett LLP for purposes of their opinion to you dated the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Kutak Rock LLP